UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*






                            Circuit City Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.50 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    172737108
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        | | Rule 13d-1(b)

        |X| Rule 13d-1(c)

        | | Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      172737108
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Delaware
                                                    ----------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        9,306,691
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   9,306,691
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    9,306,691
                                                               -----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                 -----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           5.3%
                                                               -----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
                                                          ----------------------
--------------------------------------------------------------------------------

CUSIP No.      172737108
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization       USA
                                                     ---------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        9,792,073
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   9,792,073
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    9,792,073
                                                               -----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                 -----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9         5.5%
                                                               -----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               IN
                                                               -----------------
--------------------------------------------------------------------------------

CUSIP No.      172737108
               ---------
--------------------------------------------------------------------------------

       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Delaware
                                                    ----------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                          485,382
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                     485,382
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      485,382
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.3%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               OO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      172737108
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   The Tudor BVI Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization    Cayman Islands
                                                    ----------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        1,566,100
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   1,566,100
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    1,566,100
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.9%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               CO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      172737108
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   The Altar Rock Fund L.P.
               -----------------------------------------------------------------
                   06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Delaware
                                                     ---------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                           72,130
Person with                                    ---------------------------------
                    ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                      72,130
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       72,130
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.4%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                PN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      172737108
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------
                    98-0211544
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Cayman Islands
                                                     ---------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        7,668,461
Person with                                    ---------------------------------
                    ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   7,668,461
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   7,668,461
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          4.3%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
                                                                ----------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Circuit City Stores, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               9950 Mayland Drive
               Richmond, Virginia  23233

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ( "TIC")
               Paul Tudor Jones, II
               The Altar Rock Fund L.P. ( "Altar Rock")
               Tudor Proprietary Trading, L.L.C. ( "TPT")
               The Tudor BVI Global Portfolio Ltd. ( "BVI Portfolio") The Raptor Global Portfolio Ltd. ( "Raptor Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, Altar Rock, and TPT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               Altar Rock is a Delaware limited partnership.
               TPT is a Delaware limited liability company.
               Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.50

Item 2(e).     CUSIP Number:

               172737108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
               (a) [ ] Broker or Dealer registered under section 15 of the Act
               (b) [ ] Bank as defined in section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in section 3(a)(19) of the
                       Act
               (d) [ ] Investment Company registered under section 8 of the
                       Investment Company Act
               (e) [ ] Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940
               (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see
                       section 240.13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with
                       section 240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
               (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership (As of December 31, 2005).

               (a) Amount Beneficially Owned: See Item 9 of cover pages

               (b) Percent of Class: See Item 11 of cover pages

               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote

                         See Item 5 of cover pages
                         -------------------------

                   (ii)  shared power to vote or to direct the vote

                         See Item 6 of cover pages
                         -------------------------

                   (iii) sole power to dispose or to direct the disposition of

                         See Item 7 of cover pages
                         -------------------------

                   (iv)  shared power to dispose or to direct the disposition of

                         See Item 8 of cover pages
                         -------------------------

         The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (485,382 shares), Altar Rock (72,130 shares), Raptor Portfolio (7,668,461 shares) and BVI Portfolio (1,566,100 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.        Ownership of Five Percent or Less of a Class.

                   Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                   Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                   Not applicable

Item 8.        Identification and Classification of Members of the Group.

                   See cover pages

Item 9.        Notice of Dissolution of Group.

                   Not applicable

Item 10.       Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                          Dated: February 13, 2006

                          TUDOR INVESTMENT CORPORATION


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel



                                 /s/ Paul Tudor Jones, II
                                 ----------------------------------------------
                                 Paul Tudor Jones, II



                          TUDOR PROPRIETARY TRADING, L.L.C.


                          By:          /s/ Stephen N. Waldman
                                 ----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel


                          THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                          By:   Tudor Investment Corporation,
                                Trading Advisor


                                  By:          /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                           Counsel

                          THE ALTAR ROCK FUND L.P.

                          By:   Tudor Investment Corporation,
                                General Partner


                                  By:          /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                           Counsel




                          THE RAPTOR GLOBAL PORTFOLIO LTD.

                          By:   Tudor Investment Corporation,
                                Investment Adviser


                                  By:          /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                           Counsel